Exhibit 99.1

RR Donnelley

RR Donnelley Reports First-Quarter 2006 Results

Highlights:

➢	First-Quarter GAAP net earnings from continuing operations of $114.2 million or $0.52 per diluted share
➢	First-Quarter Non-GAAP net earnings from continuing operations of $124.4 million or $0.57 per diluted share
➢	Reaffirms full-year, 2006 Non-GAAP net earnings per diluted share from continuing operations guidance of $2.45 to $2.50

CHICAGO, May 2, 2006 – R.R. Donnelley & Sons Company (NYSE: RRD) today reported first-quarter 2006 net earnings from continuing operations of $114.2 million or $0.52 per diluted share on net sales of $2.3 billion compared to net earnings from continuing operations of $109.2 million or $0.50 per diluted share on net sales of $1.9 billion in the first quarter of 2005. The first-quarter 2006 net earnings from continuing operations included charges for restructuring ($16.2 million) and impairment ($0.4 million) totaling $16.6 million, substantially all associated with the reorganization of certain operations and the exiting of certain business activities. Net earnings from continuing operations in the first quarter of 2005 included charges for restructuring ($10.9 million), impairment ($1.3 million) and integration ($2.5 million) totaling $14.7 million, primarily related to the integration of the 2004 acquisition of Moore Wallace. The company’s effective tax rate decreased to 35.5% in the first quarter of 2006 from 37.9% in the first quarter of 2005, primarily reflecting the benefit from a larger proportion of taxable income being generated in lower tax jurisdictions. The company recorded a net loss from discontinued operations of $2.3 million in both the first quarter of 2006 and the first quarter of 2005. Including discontinued operations, net earnings were $111.9 million or $0.51 per diluted share in the first quarter of 2006 compared to net earnings of $106.9 million or $0.49 per diluted share in the first quarter of 2005.

The company believes that certain non-GAAP measures, when presented in conjunction with comparable GAAP (Generally Accepted Accounting Principles) measures, are useful because that information is an appropriate measure for evaluating the company’s operating performance. Internally, the company uses this non-GAAP information as an indicator of business performance, and evaluates management’s effectiveness with specific reference to these indicators. These measures should be considered in addition to, not a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.

Non-GAAP net earnings from continuing operations totaled $124.4 million or $0.57 per diluted share in the first quarter of 2006 compared to $117.6 million or $0.54 per diluted share in the first quarter of 2005. Non-GAAP net earnings from continuing operations exclude restructuring, impairment and integration charges in the first quarters of both 2006 and 2005. A reconciliation of GAAP net earnings to non-GAAP net earnings for these adjustments is presented in the attached tables.

“Strong sales growth across our platform, led by our Integrated Print Communications and Publishing and Retail Services segments, and continued cost discipline, generated our strong results during the first quarter,” said Mark A. Angelson, RR Donnelley’s Chief Executive Officer. “Previously announced client contract wins and renewals continue to impact our results and we are pleased that our momentum continued during the quarter.”

RR DONNELLEY REPORTS FIRST QUARTER 2006 RESULTS

Angelson added, “In addition to the top-line growth in our existing operations, we supplemented our platform through the acquisition of OfficeTiger, which was completed last week, further to build on the business process outsourcing strengths added by last year’s acquisition of the Astron Group. Our strength in business process outsourcing, in conjunction with our premedia and logistics capabilities, provides us with an unparalleled service offering that is increasingly important to our customers.”

Business Review (Continuing Operations)

Following are the results for the company and each reportable segment.

Summary

Net sales in the quarter were $2.3 billion, up 17.7% from the first quarter of 2005. The increase was primarily due to acquisitions, namely the Astron Group, Asia Printers Group, Poligrafia, Spencer Press, the Charlestown, Indiana print operations of Adplex-Rhodes and Critical Mail Continuity Services, and new customer wins and increased volume with existing customers in the Integrated Print Communications and Publishing and Retail Services segments, offset in part by continued pricing pressure. The gross margin rate decreased to 26.7% in the first quarter of 2006 from 29.0% in the first quarter of 2005, reflecting a difference in the allocation of certain expenses between cost of sales and selling, general and administrative (SG&A) expense, and pricing pressure, higher energy prices, a shift in business mix and higher year-over-year paper prices, offset in part by benefits from cost reduction actions and procurement savings. SG&A expense as a percentage of net sales decreased to 11.6% in the first quarter of 2006 from 13.1% in the first quarter of 2005, reflecting in part a difference in the allocation of certain expenses between cost of sales and SG&A expense. SG&A expense in the first quarter of 2005 benefited from a $7.8 million expense reversal related to a value-added tax refund and collection of a bankruptcy receivable that was previously written off. Operating margin decreased to 9.3% in the first quarter of 2006 from 10.2% in the first quarter a year earlier.

Excluding restructuring, impairment and integration charges of $16.6 million in the first quarter of 2006 and $14.7 million in the first quarter of 2005, the non-GAAP operating margin for the first quarter of 2006 was 10.1% compared to 11.0% for the first quarter of 2005, primarily related to the $7.8 million favorable expense reversal in the first quarter of 2005 related to a value-added tax refund and collection of a bankruptcy receivable that was previously written off, pricing pressure, a shift in business mix, higher energy prices and higher paper prices. Reconciliations of GAAP operating income and margin to non-GAAP operating income and margin are presented in the attached tables.

Segments

The company reports its results in four reportable segments: 1) Publishing and Retail Services, 2) Integrated Print Communications, 3) Forms and Labels and 4) Corporate.

The Publishing and Retail Services segment includes: our 1) magazine, catalog and retail, 2) directories, 3) book, 4) Europe, 5) Asia, 6) logistics and 7) premedia businesses. Net sales for the Publishing and Retail Services segment increased 13.4% to $1.1 billion from the first quarter of 2005 primarily due to sales increases from all businesses within the segment and the acquisitions of the Asia Printers Group, Spencer Press, the Charlestown, Indiana print operations of Adplex-Rhodes and Poligrafia. The segment’s operating margin, which was negatively impacted by restructuring and integration charges of $6.6 million and $1.8 million in the first quarters of 2006 and 2005, respectively, was 13.5% in the first quarter of 2006 compared to 15.5% in the first quarter of 2005. Operating margin benefited, in the first quarter of 2005, from the $7.8 million favorable expense reversal related to a value-added tax refund and collection of a bankruptcy receivable that was previously written off.

RR DONNELLEY REPORTS FIRST QUARTER 2006 RESULTS

Excluding restructuring and integration charges, the segment’s non-GAAP operating margin for the first quarter of 2006 was 14.1% compared to 15.7% in the first quarter of 2005, primarily related to the $7.8 million favorable expense reversal in the first quarter of 2005 related to a value-added tax refund and collection of a bankruptcy receivable that was previously written off and higher energy prices. While higher paper prices decreased operating margin percentages slightly, they had no material impact on operating income, as price increases largely were passed directly through to customers. Productivity improvements more than offset pricing pressure.

The Integrated Print Communications segment includes: our 1) direct mail and business communications services, 2) financial print, 3) short-run commercial print, and 4) the Astron Group businesses. Net sales for the Integrated Print Communications segment increased 36.7% to $727.3 million from the first quarter of 2005, primarily due to the acquisition of the Astron Group as well as sales growth in our financial print, short-run commercial print and direct mail and business communication services businesses. The segment’s operating margin, which was negatively impacted by restructuring, impairment and integration charges of $3.0 million and $4.5 million in the first quarters of 2006 and 2005, respectively, decreased to 10.5% in the first quarter of 2006 from 12.1% in the first quarter of 2005. Excluding restructuring, impairment and integration charges, the segment’s non-GAAP operating margin decreased to 10.9% in the first quarter of 2006 from 13.0% in the first quarter of 2005. This decrease was due to mix shift to lower margin businesses and incremental non-cash depreciation and purchase accounting-related amortization expenses associated with the acquisition of the Astron Group.

The Forms and Labels segment includes: our 1) forms, 2) labels, 3) office products, 4) Latin America and 5) Canada businesses. Net sales for the segment increased 3.3% to $425.9 million in the first quarter of 2006 from the first quarter of 2005, primarily due to favorable foreign exchange rates and increased volume in our Latin America and Canada businesses. The segment’s operating margin, which was negatively impacted by restructuring, impairment and integration charges of $1.0 million and $4.2 million in the first quarters of 2006 and 2005, respectively, increased to 7.9% in the first quarter of 2006 from 7.8% in the first quarter of 2005. Excluding restructuring, impairment and integration charges, non-GAAP operating margin decreased to 8.1% in the first quarter of 2006 from 8.8% in the first quarter of 2005, primarily due to continued pricing pressure, offset in part by increased sales volume and the benefits of our productivity efforts.

Corporate operating expenses decreased to $48.4 million in the first quarter of 2006 from $52.0 million in the first quarter of 2005. Excluding restructuring and integration charges of $6.0 million and $4.2 million in the first quarters of 2006 and 2005, respectively, corporate operating expenses decreased $5.4 million to $42.4 million from the first quarter of the prior year primarily due to lower employee-related costs, offset in part by additional investment in information technology.

Outlook—2006 Full-Year Non-GAAP EPS from Continuing Operations Reaffirmed

For the full year of 2006, RR Donnelley is projecting non-GAAP net earnings per diluted share from continuing operations to be in the range of $2.45 to $2.50. This guidance includes the expected dilutive impact from both the acquisition of OfficeTiger and the adoption of SFAS 123 (R)—Share-Based Payment, but assumes no shares repurchased under the authorization available to the company. The non-GAAP effective tax rate for 2006 is expected to be approximately 35.5%.

GAAP net earnings per diluted share from continuing operations, in 2006, may include

RR DONNELLEY REPORTS FIRST QUARTER 2006 RESULTS

restructuring, impairment and integration charges, the resolution of certain tax items and other items that are not currently determinable, but may be significant. For that reason, the company is unable to provide GAAP net earnings estimates at this time.

Conference Call

RR Donnelley will host a conference call to discuss its first quarter results on Tuesday, May 2, 2006, at 10:00 am Eastern Time (9:00 am Central Time). The company will provide a live webcast of the earnings conference call, which can be accessed via the Internet at http://www.rrdonnelley.com (“Investors”). Individuals wishing to participate can join the conference call by dialing (706) 634-1139. A webcast replay will be archived on the Company’s web site for 30 days after the call. In addition, a telephonic replay of the call will be available for seven days at (706) 645-9291, passcode 8087444.

About RR Donnelley

RR Donnelley (NYSE: RRD) is the world’s premier full-service provider of print and related services, including business process outsourcing. Founded more than 140 years ago, the company provides solutions in commercial printing, direct mail, financial printing, print fulfillment, forms and labels, logistics, call centers, transactional print-and-mail, print management, online services, digital photography, color services, and content and database management to customers in the publishing, healthcare, advertising, retail, technology, financial services and many other industries. The largest companies in the world and others rely on RR Donnelley’s scale, scope and insight through a comprehensive range of online tools, variable printing services and market-specific solutions. For more information, visit the company’s web site at www.rrd.com.

Use of Forward-Looking Statements

This news release contains “forward-looking statements” as defined in the U.S. Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements and any such forward-looking statements are qualified in their entirety by reference to the following cautionary statements. All forward-looking statements speak only as of the date of this news release and are based on current expectations and involve a number of assumptions, risks and uncertainties that could cause the actual results to differ materially from such forward-looking statements. The company does not undertake to and specifically declines any obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect future events or circumstances after the date of such statement or to reflect the occurrence of anticipated or unanticipated events.

The factors that could cause material differences in the expected results of RR Donnelley include, without limitation, the following: the successful execution and integration of acquisitions and the performance of the Company’s businesses following acquisitions; the ability to implement comprehensive plans for the execution of cross-selling, cost containment, asset rationalization and other key strategies; competitive pressures in all markets in which the company operates; factors that affect customer demand, including changes in postal rates and postal regulations, changes in the capital markets, changes in advertising markets, the rate of migration from paper- based forms to digital format, customers’ budgetary constraints and customers’ changes in short-range and long-range plans; and other risks and uncertainties described in RR Donnelley’s periodic filings with the Securities and Exchange Commission (SEC). Readers are strongly encouraged to read the full cautionary statements contained in RR Donnelley’s filings with the SEC. RR Donnelley disclaims any obligation to update or revise any forward-looking statements.

RR DONNELLEY REPORTS FIRST QUARTER 2006 RESULTS

R. R. Donnelley and Sons Company

Consolidated Balance Sheets

As of March 31, 2006 and December 31, 2005

(UNAUDITED)

(In millions, except per share data)

	At March 31, 2006	At December 31, 2005
Assets

Current Assets
Cash and cash equivalents	$320.7	$366.7
Receivables, less allowance for doubtful accounts	1,505.4	1,529.1
Inventories	506.5	481.4
Prepaid expenses and other current assets	87.4	67.5
Deferred income taxes	167.0	177.0

Total Current Assets	2,587.0	2,621.7

Property, plant and equipment - net	2,138.8	2,138.6
Goodwill	2,753.1	2,750.7
Other intangible assets - net	1,093.5	1,094.3
Prepaid pension cost	514.3	514.1
Other noncurrent assets	295.7	254.3
Assets of discontinued operations	—	—

Total Assets	$9,382.4	$9,373.7

Liabilities

Current Liabilities
Accounts payable	665.7	718.1
Accrued liabilities	829.6	826.9
Short-term debt	269.8	269.1

Total Current Liabilities	1,765.1	1,814.1

Long-term debt	2,351.5	2,365.4
Postretirement benefits	332.5	330.6
Deferred income taxes	589.3	596.8
Other noncurrent liabilities	559.0	541.2
Liabilities from discontinued operations	4.1	1.4

Total Liabilities	$5,601.5	$5,649.5

Shareholders’ Equity

Preferred stock, $1.00 par value	—	—
Authorized shares: 2.0; Issued: None

Common stock, $1.25 par value
Authorized shares: 500.0
Issued shares: 243.0 in 2006 and 2005	303.7	303.7

Additional paid-in-capital	2,856.5	2,888.2

Retained earnings	1,495.1	1,439.4

Accumulated other comprehensive loss	(95.4)	(90.2)

Unearned compensation	(11.4)	(44.9)

Treasury stock, at cost, 25.5 shares in 2006 (2005 -25.5 shares)	(767.6)	(772.0)

Total Shareholders’ Equity	$3,780.9	$3,724.2

Total Liabilities and Shareholders’ Equity	$9,382.4	$9,373.7

RR DONNELLEY REPORTS FIRST QUARTER 2006 RESULTS

R. R. Donnelley & Sons Company

Consolidated Statements of Operations

Three Months Ended March 31, 2006 and 2005

(In millions, except per share data)

(UNAUDITED)

	Three months ending March 31,
	2 0 0 6 GAAP	ADJUSTMENTS TO NON-GAAP	2 0 0 6 NON-GAAP	2 0 0 5 GAAP	ADJUSTMENTS TO NON-GAAP	2 0 0 5 NON-GAAP
Net sales	$2,266.9	—	$2,266.9	$1,926.5	—	$1,926.5

Cost of sales (exclusive of depreciation and amortization shown below)	1,661.5	—	1,661.5	1,367.0	(0.1)	1,366.9
Selling, general and administrative expense (exclusive of depreciation and amortization shown below)	262.1	—	262.1	251.5	(2.4)	249.1
Restructuring and impairment charges - net	16.6	(16.6)	—	12.2	(12.2)	—
Depreciation and amortization	114.8	—	114.8	98.7	—	98.7

Total operating expenses	2,055.0	(16.6)	2,038.4	1,729.4	(14.7)	1,714.7

Income from continuing operations	211.9	16.6	228.5	197.1	14.7	211.8

Interest expense - net	34.8	—	34.8	21.1	—	21.1
Investment and other income (expense) - net	(0.8)	—	(0.8)	(0.6)	—	(0.6)

Earnings from continuing operations before income taxes and minority interest	176.3	16.6	192.9	175.4	14.7	190.1

Income taxes	62.6	6.4	69.0	66.5	6.3	72.8
Minority interest	(0.5)	—	(0.5)	(0.3)	—	(0.3)

Net earnings from continuing operations	114.2	10.2	124.4	109.2	8.4	117.6

Income (loss) from discontinued operations - net of tax	(2.3)	2.3	—	(2.3)	2.3	—

Net earnings	$111.9	$12.5	$124.4	$106.9	$10.7	$117.6

Earnings per share:
Basic
Net earnings from continuing operations	$0.53		$0.57	$0.51		$0.55
Loss from discontinued operations, net of tax	(0.01)		—	(0.01)		—

Net earnings	$0.52		$0.57	$0.50		$0.55

Diluted
Net earnings from continuing operations	$0.52		$0.57	$0.50		$0.54
Loss from discontinued operations, net of tax	(0.01)		—	(0.01)		—

Net earnings	$0.51		$0.57	$0.49		$0.54

Weighted average common shares outstanding:
Basic	216.5		216.5	215.3		215.3
Diluted	217.8		217.8	217.0		217.0

The company believes that certain non-GAAP measures, when presented in conjunction with comparable GAAP measures, are useful because that information is an appropriate measure for evaluating the company’s operating performance. Internally, the company uses this non-GAAP information as an indicator of business performance, and evaluates management’s effectiveness with specific reference to this indicator. These measures should be considered in addition to, not a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.

RR DONNELLEY REPORTS FIRST QUARTER 2006 RESULTS

R.R. Donnelley & Sons Company

Reconciliation of GAAP to Non-GAAP Measures

IN MILLIONS, EXCEPT PER SHARE AMOUNTS

(UNAUDITED)

	Three months ended March 31, 2006				Three months ended March 31, 2005
	Income from continuing operations	Operating margin	Net earnings	Net earnings per diluted share	Income from continuing operations	Operating margin	Net earnings (loss)	Net earnings per diluted share
GAAP basis measures	$211.9	9.4%	$111.9	$0.51	$197.1	10.2%	$106.9	$0.49
Non-GAAP adjustments:
Restructuring and impairment charges, net (1)	16.6	0.7%	10.2	0.05	12.2	0.6%	7.5	0.03
Integration charges (2)	—	—	—	—	2.5	0.2%	1.5	0.01
Income tax adjustments	—	—	—	—	—	—	(0.6)	—
Net loss from discontinued operations (3)	—	—	2.3	0.01	—	—	2.3	0.01

Total non-GAAP adjustments	16.6	0.7%	12.5	0.06	14.7	0.8%	10.7	0.05

Non-GAAP measures	$228.5	10.1%	$124.4	$0.57	$211.8	11.0%	$117.6	$0.54

(1)	Restructuring and impairment: Operating results for the three months ended March 31, 2006 and 2005 were affected by the following restructuring and impairment charges:

•	2006 included $13.5 million for employee termination costs substantially all of which were associated with restructuring actions resulting from the reorganization of certain operations and the exiting of certain business activities; $2.7 million of other restructuring costs, primarily lease termination costs; and $0.4 million for impairment of other long-lived assets.

•	2005 included $3.2 million for employee termination costs primarily related to the elimination of duplicative administrative functions resulting from the Moore Wallace acquisition and other actions to restructure operations; $7.7 million of other restructuring costs, primarily related to lease termination costs and relocation costs associated with the Moore Wallace acquisition and the exiting of a U.K. financial print facility, and $1.3 million of impairment of long-lived assets primarily related to the abandonment of assets in the Forms and Labels segment.

(2)	Integration charges: Operating income included post-acquisition integration charges of $2.5 million in the three months ended March 31, 2005 related to the Moore Wallace acquisition.

(3)	Net loss from discontinued operations: Net loss from discontinued operations in 2006 primarily reflects costs resulting from a subtenant bankruptcy related to a facility previously occupied by the Company’s package logistics business. In 2005, the net loss from discontinued operations primarily includes the results of the Peak Technologies business.

RR DONNELLEY REPORTS FIRST QUARTER 2006 RESULTS

R. R. Donnelley & Sons Company

Segment GAAP to Non-GAAP Operating Income and Margin Reconciliation

For the three months ended March 31, 2006 and 2005

$ IN MILLIONS

(UNAUDITED)

	Publishing and Retail Services	Integrated Print Communications	Forms and Labels	Corporate	Consolidated
Three Months Ended March 31, 2006 *
Net sales	$1,113.7	$727.3	$425.9	$—	$2,266.9
Operating expense	963.1	651.1	392.4	48.4	2,055.0

Operating income (loss)	150.6	76.2	33.5	(48.4)	211.9
Operating margin %	13.5%	10.5%	7.9%	nm	9.3%

Non-GAAP adjustments
Restructuring charges	6.6	2.6	1.0	6.0	16.2
Impairment charges	—	0.4	—	—	0.4
Integration charges	—	—	—	—	—

Total non-GAAP adjustments	6.6	3.0	1.0	6.0	16.6

Operating income (loss) excluding restructuring, impairment and integration charges	$157.2	$79.2	$34.5	$(42.4)	$228.5
Operating margin excluding restructuring, impairment and integration charges %	14.1%	10.9%	8.1%	nm	10.1%

Depreciation and amortization	59.0	33.3	14.6	7.9	114.8
Capital expenditures	65.6	17.8	4.2	3.3	90.9

Three Months Ended March 31, 2005 *
Net sales	$982.3	$532.0	$412.2	$—	$1,926.5
Operating expense	829.8	467.5	380.1	52.0	1,729.4

Operating income (loss)	152.5	64.5	32.1	(52.0)	197.1
Operating margin %	15.5%	12.1%	7.8%	nm	10.2%

Non-GAAP adjustments
Restructuring charges	1.3	4.3	2.6	2.7	10.9
Impairment charges	—	0.1	1.2	—	1.3
Integration charges	0.5	0.1	0.4	1.5	2.5

Total non-GAAP Adjustments	1.8	4.5	4.2	4.2	14.7

Operating income (loss) excluding restructuring, impairment and integration charges	$154.3	$69.0	$36.3	$(47.8)	$211.8
Operating margin excluding restructuring, impairment and integration charges %	15.7%	13.0%	8.8%	nm	11.0%

Depreciation and amortization	51.6	23.5	16.1	7.5	98.7
Capital expenditures	78.2	5.8	5.1	4.7	93.8

*	During the first quarter of 2006, management changed the Company's reportable segments to better reflect the current organizational structure. As a result, the Company's print fulfillment business is reported in the Publishing and Retail Services segment (previously reported in the Forms & Labels segment) and the Company's Canadian outsourcing business (previously reported in the Integrated Print Communications segment) and Canadian logistics business (previously reported in the Publishing and Retail Services segment) are reported in the Forms and Labels segment. All prior periods have been reclassified to this current reporting structure.

The Company believes that certain non-GAAP measures, when presented in conjunction with comparable GAAP measures, are useful because that information is an appropriate measure for evaluating the company’s operating performance. Internally, the company uses this non-GAAP information as an indicator of business performance, and evaluates management’s effectiveness with specific reference to this indicator. These measures should be considered in addition to, not a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.

RR DONNELLEY REPORTS FIRST QUARTER 2006 RESULTS

R. R. Donnelley & Sons Company

Condensed Consolidated Statements of Cash Flows

For the three months ended March 31, 2006 and 2005

IN MILLIONS

(UNAUDITED)

	2006	2005
Operating Activities
Net earnings	$111.9	$106.9

Net (income) loss from discontinued operations	2.3	2.3

Adjustment to reconcile net earnings (loss) to cash provided by operating activities	150.4	141.4

Changes in operating assets and liabilities	(155.0)	(93.4)

Net cash provided by operating activities of continuing operations	109.6	157.2
Net cash (used for) provided by operating activities of discontinued operations	(0.6)	(3.3)

Net cash provided by operating activities	109.0	153.9

Net cash used for investing activities of continuing operations	(90.1)	(84.8)

Net cash used for investing activities	(90.1)	(84.8)

Net cash used for financing activities of continuing operations	(65.8)	(332.1)

Net cash used for financing activities	(65.8)	(332.1)

Effect of exchange rates on cash and cash equivalents	0.9	(7.0)

Net decrease in cash and cash equivalents	(46.0)	(270.0)

Cash and cash equivalents at beginning of period	366.7	641.8

Cash and cash equivalents at end of period	$320.7	$371.8

RR DONNELLEY REPORTS FIRST QUARTER 2006 RESULTS

R.R. Donnelley & Sons Company

Revenue Reconciliation Reported to Pro Forma

For the three months ended March 31, 2006 and 2005

$ IN MILLIONS

(UNAUDITED)

	Reported net sales	Adjustment for net sales of acquired businesses	Pro forma net sales
Three Months Ended March 31, 2006
Publishing and Retail Services	$1,113.7	$—	$1,113.7
Integrated Print Communications	727.3	—	727.3
Forms and Labels	425.9	—	425.9
Corporate	—	—	—

Consolidated	$2,266.9	$—	$2,266.9

Three Months Ended March 31, 2005
Publishing and Retail Services	$982.3	$57.2	$1,039.5
Integrated Print Communications	532.0	144.1	676.1
Forms and Labels	412.2	—	412.2
Corporate	—	—	—

Consolidated	$1,926.5	$201.3	$2,127.8

Net sales change
Publishing and Retail Services	13.4%		7.1%
Integrated Print Communications	36.7%		7.6%
Forms and Labels	3.3%		3.3%
Corporate	—		—
Consolidated	17.7%		6.5%

The reported results of the company include the results of acquired businesses from the acquisition date forward. The company has provided this schedule to reconcile reported net sales for the three months ended March 31, 2006 and 2005 to pro forma net sales as if the acquisitions took place at the beginning of the respective periods.

Because no businesses were acquired in the quarter ended March 31, 2006, no adjustment to reported net sales is included.

For the quarter ended March 31, 2005, the adjustment for net sales of acquired businesses reflects the net sales of the Astron Group (acquired June 20, 2005), Asia Printers Group (acquired July 7, 2005), the Charlestown, Indiana print facility acquired from Adplex-Rhodes (acquired August 18, 2005), Poligrafia (acquired September 5, 2005) and Spencer Press (acquired November 9, 2005) for the three months ended March 31, 2005 as if the respective acquisitions had occurred on January 1, 2005.